EXHIBIT 21.1

Subsidiaries of Monopar Therapeutics Inc. as of December 31, 2021

Name	Direct Parent	Ownership	Jurisdiction of Incorporation
Monopar Therapeutics Australia Ltd Pty	Monopar Therapeutics Inc.	100%	Australia
Monopar Therapeutics, SARL	Monopar Therapeutics Inc.	100%	France